Exhibit 99.1

Investor Relations Contact:

Lippert / Heilshorn & Associates

Kirsten Chapman / Cathy Mattison

(415) 433-3777

cmattison@lhai.com

Axesstel Announces Change in its Board of Directors

SAN DIEGO, CA – December 22, 2008 – Axesstel, Inc. (AMEX: AFT), a recognized leader in the design and development of fixed wireless voice and broadband data products, announced Bryan B. Min will resign as chairman of the board for personal reasons, effective December 31, 2008. The board expects to name a replacement in early 2009, and after the replacement is named, the board will continue to have five members.

“I have thoroughly enjoyed the opportunity to serve Axesstel,” stated Min. “During the past several years, the company resolved many challenges and stayed the course in pursuit to become a world leader in the fixed wireless and broadband data products business. 2008, in particular, has been rewarding as we delivered three consecutive profitable quarters for the first time in our business and we are on target to exceed our 2008 annual revenue goal of $100 million. I believe Axesstel has a better foundation from which to build in the coming years, and I wish the company continued success.”

Min became a director in November 2005 and served as chairman since June 2006. He is the founder and CEO of Epsilon Systems Solutions, Inc.

Clark Hickock, CEO of Axesstel, said, “Bryan is an extremely talented executive, and Axesstel was fortunate to have had the benefit of his expertise and leadership on the board. We wish him the best as he turns his focus to Epsilon Systems Solutions and other matters requiring his attention.”

ABOUT AXESSTEL, INC.

Axesstel (AMEX:AFT) is a recognized industry leader in the design and development of fixed wireless voice and broadband data products. Axesstel’s best in class product portfolio includes broadband modems, 3G gateways, voice/data terminals, fixed wireless desktop phones and public call office phones for high-speed data and voice calling services. The company delivers innovative fixed wireless solutions to leading telecommunications operators and distributors worldwide. Axesstel is headquartered in San Diego, California with a research and development center in Seoul, South Korea. For more information on Axesstel, visit www.axesstel.com.

(C) 2008 Axesstel, Inc. All rights reserved. The Axesstel logo is a trademark of Axesstel, Inc.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above include forward-looking statements relating to market penetration and conditions, product capabilities and the timing of new product introductions which may affect future results and the future viability of Axesstel. Axesstel wishes to caution readers that actual results could differ materially from those suggested by the forward-looking statements due to risks and uncertainties and a number of important risk factors. Those factors include but are not limited the risk factors noted in Axesstel’s filings with the Securities and Exchange Commission, such as to the need for additional working capital; economic and political instability in developing markets served by Axesstel; unforeseen manufacturing difficulties, unanticipated component shortages, competitive pricing pressures and the rapidly changing nature of technology and frequent introductions of new products and enhancements by competitors; the competitive nature of the markets for Axesstel’s products; product and customer mix, Axesstel’s need to gain market acceptance for its products; dependence on a limited number of large customers; potential intellectual property-related litigation; Axesstel’s need to attract and retain skilled personnel; and Axesstel’s reliance on its primary contract manufacturer. All forward-looking statements are qualified in their entirety by this cautionary statement, and Axesstel undertakes no obligation to revise or update this press release to reflect events or circumstances occurring after this press release.